SCHEDULE 13G


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                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 13G
            Under the Securities Exchange Act of 1934

     INFORMATION TO BE INCLUDED IN STATEMENTS
FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND
AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                        (Amendment No. 1)

                         Pulitzer Inc.


                         (Name of Issuer)

                  Common Stock, $.01 par value


                  (Title of Class of Securities)

                           745769109


                          (CUSIP Number)

                         April 5, 2000


     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

Rule 13d-1(b)
Rule 13d-(c)     X
Rule 13d-1(d)

Check the following box if a fee is being paid with the
 statement [ ].
(A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownershipof more than five percent of the class of securities described in Item 1; and
(2) has billed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(SC13G-07/98)

CUSIP No. 745769109            13G              Page 2 of 8 Pages


1.   NAME OF REPORTING PERSONS
 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
(ENTITIES ONLY)
              Trinity Capital of Jacksonville, Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF
      A GROUP*
          (a)   X
          (b)

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              Florida


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER
              0

6.   SHARED VOTING POWER
             1,252,600

7.   SOLE DISPOSITIVE POWER
             0

8.   SHARED DISPOSITIVE POWER
              1,252,600

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON
             1,252,600

10.  CHECK BOX IF THE AGGREGATE AMOUNT
IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW (9)
               5.5%

     12.  TYPE OF REPORTING PERSON*
               CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 745769109            13G              Page 3 of 8 Pages

1.   NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
(ENTITIES ONLY)
              Thad L. McNulty

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF
      A GROUP*
          (a)    X
          (b)

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
               Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
     5.   SOLE VOTING POWER
             0

     6.   SHARED VOTING POWER
             1,325,600

     7.   SOLE DISPOSITIVE POWER
              0

     8.   SHARED DISPOSITIVE POWER
              1,325,600

     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
              1,325,600

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN
            ROW (9) EXCLUDES CERTAIN SHARES*

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT
            IN ROW (9)
              5.9%

     12.  TYPE OF REPORTING PERSON*
               IN
              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 745769109            13G              Page 4 of 8 Pages

     1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      (ENTITIES ONLY)
              Covenant Partners, Inc.

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP*
          (a) X
          (b)

     3.   SEC USE ONLY

     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH

     5.   SOLE VOTING POWER
              0

     6.   SHARED VOTING POWER
              73,000

     7.   SOLE DISPOSITIVE POWER
             0

     8.   SHARED DISPOSITIVE POWER
             73,000

     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
              73,000

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN
       ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT
            IN ROW (9)
               0.3%

     12.  TYPE OF REPORTING PERSON*
               CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 745769109            13G              Page 5 of 8 Pages

     1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
       (ENTITIES ONLY)
               George M. White

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER
          OF A GROUP*
          (a)   X
          (b)

     3.   SEC USE ONLY

     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
               Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH

    5.   SOLE VOTING POWER
             0

     6.   SHARED VOTING POWER
              1,325,600

     7.   SOLE DISPOSITIVE POWER
              0

     8.   SHARED DISPOSITIVE POWER
              1,325,600

     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
            EACH REPORTING PERSON
              1,325,600

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN
            ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT
             IN ROW (9)
              5.9%

     12.  TYPE OF REPORTING PERSON*
               IN
              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 745769109            13G              Page 6 of 8 Pages

Item 1(a).     Name of Issuer:

                       Pulitzer Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

                             900 N. Tucker Blvd.
                             St. Louis, MO 63101

Item 2(a).     Names of Persons Filing:

   Trinity Fund of Jacksonville, Inc., Thad L. McNulty,
   Covenant Partners, Inc., George M. White

Item 2(b).     Address of Principal Business Office,
or if None, Residence:

          1620 Independent Square
          Jacksonville, Florida 32202

Item 2(c).     Citizenship:

    Trinity Capital of Jacksonville, Inc.-
              a Florida corporation
    Thad L. McNulty - a Florida resident
   Covenant Partners, Inc. - a Florida corporation
   George M. White- a Florida resident

Item 2(d).     Title of Class of Securities
   Common Stock, $.01 par value

Item 2(e).     CUSIP Number:
            745769109

Item 3.        If this statement is filed pursuant to
         Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

    (a) Broker or dealer registered under Section 15 of the Exchange Act.
    (b)       Bank as defined in Section 3(a)(6)
           of the Exchange Act.
    (c) Insurance company as defined in Section 3(a)(19) of the Exchange Act.
    (d) Investment company registered under Section 8 of the Investment Company Act.
    (e) An investment adviser in accordance with Rule 13d-(1)(b)(1)(ii)(E);
    (f)       An employee benefit plan or endowment fund
               in accordance with Rule 13d-1(b)(1)(ii)(F);
    (g)       A parent holding company or control person
               in accordance with Rule 13d-1(b)(1)(ii)(G);
    (h)       A savings association as defined in Section 3(b)
               of the Federal Deposit Insurance Act;
     (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j)       Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c),
        check this box.     [X]

CUSIP No. 745769109            13G              Page 7 of 8 Pages

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)  Amount beneficially owned:
             Trinity Capital of Jacksonville, Inc. - 1,252,600
             Thad L. McNulty - 1,325,600
             Covenant Partners, Inc. - 73,000
             George M. White- 1,325,600

    (b)  Percent of class: 5.9%
             Trinity Capital of Jacksonville, Inc. - 5.5%
             Thad L. McNulty - 5.9%
            Covenant Partners, Inc. - 0.3%
            George M. White - 5.9%

    (c)  Number of shares as to which such person has:
           (i)  Sole power to vote or to direct the vote:
                 0
          (ii) Shared power to vote or to direct the vote:
                 Trinity Capital of Jacksonville, Inc. - 1,252,600
                 Thad L. McNulty - 1,325,600
                Covenant Partners, Inc. - 73,000
                George M. White- 1,325,600
          (iii) Sole power to dispose or to direct the disposition of:
                        0
          (iv) Shared power to dispose or to direct the disposition of:
                   Trinity Capital of Jacksonville, Inc. - 1,252,600 Thad L. McNulty - 1,325,600
                   Covenant Partners, Inc. - 73,000
                   George M. White- 1,325,600

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More Than Five Percent on Behalf
               of Another Person.

Trinity Capital of Jacksonville, Inc., Thad L. McNulty and George M. White are general partners of, and have purchased 1,252,600 shares on the behalf of Trinity Fund, Ltd. and Spirit Fund, Ltd. Trinity Fund, Ltd. and Spirit Fund, Ltd. have the right to receive dividends from, and proceeds from the sale of, the securities. Covenant Partners, Inc., George
M. White and Thad L. McNulty are general partners of, and have purchased 73,000 shares on the behalf of Covenant Partners, Ltd. Covenant Partners, Ltd. has the right to receive dividends from, and proceeds from the sale of, the securities.


Item 7.   Identification and Classification of the Subsidiary
              Which Acquired the Security Being Reported on by the Parent Holding Company.

          N/A

Item 8.   Identification and Classification of Members
              of the Group.

        Trinity Capital of Jacksonville, Inc. - CO
        Thad L. McNulty - IN
        Covenant Partners, Inc. - CO
        George M. White- IN

CUSIP No. 745769109                 Page 8 of 8 Pages
Item 9.   Notice of Dissolution of Group.

             N/A

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                       SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

4/11/00             /s/ Thad L. McNulty
Date                      Thad L. McNulty
                              President
                             Trinity Capital of Jacksonville, Inc.,
                             general partner of Trinity Fund, Ltd.
                             and Spirit Fund, Ltd.

4/11/00            /s/ Thad L. McNulty
Date                      Thad L. McNulty
                              general partner of Trinity Fund, Ltd.,
                              Spirit Fund, Ltd., and
                              Covenant Partners, Ltd.


4/11/00            /s/ George M. White
Date                    George M. White
                            President
                           Covenant Partners, Inc.,
                           general partner of Covenant
                           Partners, Ltd.

4/11/00               /s/ George M. White
Date                    George M. White
                            general partner of
                            Trinity Fund, Ltd.,
                           Spirit Fund, Ltd., and
                           Covenant Partners, Ltd.